EXECUTION COPY

AMENDMENT NO. 2

Dated as of November 30, 2015 to
CREDIT AGREEMENT Dated as of July 23, 2014
THIS AMENDMENT NO. 2 (this “Amendment”) is made as of November 30, 2015 by and among DENTSPLY International Inc., a Delaware corporation and the Subsidiary Borrowers party hereto (each individually a “Borrower” and collectively, the “Borrowers”), the financial institutions listed on the signature pages hereof and JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), under that certain Credit Agreement dated as of July 23, 2014 by and among the Borrowers, the financial institutions from time to time party thereto as Lenders (the “Lenders”) and the Administrative Agent (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized definitional terms used herein and not otherwise defined herein shall have the respective meanings given to them in the Credit Agreement.

WHEREAS, the Borrowers have requested that the requisite Lenders and the
Administrative Agent agree to an amendment to the Credit Agreement;

WHEREAS, the Borrowers, the Lenders party hereto and the Administrative Agent have so agreed on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders party hereto and the Administrative Agent hereby agree to enter into this Amendment.

1. Amendment to the Credit Agreement. Effective as of the date of satisfaction of the conditions precedent set forth in Section 2 below (the “Amendment No. 2 Effective Date”), the parties hereto agree that the Credit Agreement is hereby amended as follows:

(a) Section 1.01 of the Credit Agreement is hereby amended to (i) delete the definitions of “Debt for Borrowed Money” and “Existing Debt” appearing therein and (ii) add the following definitions thereto in the appropriate alphabetical order:

““Capital Lease” means any lease that has been or is required to be, in accordance with GAAP, recorded as a capitalized lease; provided that for all purposes hereunder, the amount of obligations under any Capital Lease shall be the amount thereof accounted for as a liability on a balance sheet in accordance with GAAP.

“Debt”.

“Guaranteed Debt” has the meaning assigned to such term in the definition of

“Material Acquisition” has the meaning assigned to such term in the definition of
“EBITDA.”

“Material Disposition” has the meaning assigned to such term in the definition of
“EBITDA.”

“Material Subsidiary” means, at any time, any Subsidiary of the Company which, together with all other Subsidiaries of such Subsidiary, accounts for more than (a) 5% of the Consolidated assets of the Company and its Subsidiaries, determined as of the end of the then most recently ended fiscal quarter of the Company or (b) 5% of Consolidated revenue of the Company and its Subsidiaries, determined for the then most recently ended period of four consecutive fiscal quarters of the Company.

“Net Worth” means the consolidated stockholder’s equity of the Company and its
Subsidiaries, as defined according to GAAP.

“Reference Period” has the meaning assigned to such term in the definition of
“EBITDA.”

(b) The definition of “Consignment Agreements” appearing in Section 1.01 of the
Credit Agreement is hereby restated in its entirety as follows

““Consignment Agreements” means, collectively, (a) that certain Consignment Agreement dated as of February 15, 2002 by and between Umicore AG & Co. KG and the Company, (b) that certain Consignment Agreement dated as of December 6, 2010 as amended February 8, 2013 by and between HSBC Bank USA, National Association and the Company, (c) that certain Consignment and Forward Contracts Agreement dated as of November 30, 2001, as amended October 19, 2006 by and between The Bank of Nova Scotia and the Company, (d) that certain Consignment Agreement dated as of January 30,
2002 by and between Commerzbank AG, Frankfurt and the Company, (e) that certain Consignment Agreement dated as of December 20, 2001 by and between JPMorgan Chase Bank and the Company and (f) that certain Consignment Agreement dated as of December 20, 2001 by and between Mitsui & Co., Precious Metals Inc. and the Company, and (g) that certain Consignment Agreement dated as of April 29, 2013 by and between The Toronto-Dominion Bank and the Company, in each case as each may be amended, restated, supplemented or otherwise modified from time to time.”

(c)    The definition of “Debt” appearing in Section 1.01 of the Credit Agreement is hereby restated in its entirety as follows:

““Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of property or services (other than trade payables not overdue by more than 60 days incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as Capital Leases, (f) all obligations, contingent or otherwise, of such Person in respect of acceptances, letters of credit or similar extensions of credit, (g) all obligations of such Person in respect of Swap Agreements, (h) all debt of others referred to in clauses (a) through (g) above or clause (i) below (collectively, “Guaranteed Debt”) guaranteed directly or indirectly in any manner by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (1) to pay or purchase such Guaranteed Debt or to advance or supply funds for the payment or purchase of such Guaranteed Debt, (2) to purchase or lease property or services, primarily for the purpose of enabling the debtor to make payment of such Guaranteed Debt or to assure the holder of such Guaranteed Debt against loss, (3) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered) or (4) otherwise to assure a creditor against loss, and (i) all Debt referred to in clauses (a) through (h) above (including Guaranteed Debt) secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Debt (and if such Person has not assumed or become liable for such Debt of others, then the amount of Debt of such Person shall be the lesser of (A) the amount of such Debt of others and (B) the fair market value of such property, as determined by such Person in good faith); provided that, Debt of the Company and its Subsidiaries shall not include (i) Debt incurred in connection with the Consignment Agreements relating to the consignment of precious metals between the Company and certain counterparties or (ii) unfunded pension obligations.”

(d)    The definition of “EBITDA” appearing in Section 1.01 of the Credit Agreement is hereby restated in its entirety as follows:

““EBITDA” means, for any period, net income (or net loss) plus the sum of (a) interest expense, (b) income tax expense, (c) depreciation expense (d) amortization expense, (e) other non-cash charges (less unusual or non-recurring non-cash income or gains), (f) any extraordinary, non-recurring or unusual fees, expenses or other charges incurred in connection with any acquisition or merger consummated by the Company or a Subsidiary (including the issuance or repayment of Debt related to such acquisition or merger), and any corporate reorganization and integration activities which are related to such acquisition or merger, in each case determined in accordance with GAAP for such period and (g) charges and expenses incurred prior to December 31, 2018 in connection with the Company’s publicly announced efficiency initiatives, which includes, but is not limited to, costs and expenses in connection with discontinued operations, retention, severance and related employee benefits, systems establishment costs, excess pension charges, contract termination costs, costs to close and/or consolidate facilities and relocate employees, integration costs, other business optimization costs and costs associated with establishing new facilities or reserves deducted (and not added back) in such period not exceeding $200,000,000 in the aggregate for such period, provided that the aggregate amount available to be added back pursuant to this clause (g) shall not exceed $200,000,000 during the term of this Agreement. For the purposes of calculating EBITDA for any period of four (4) consecutive fiscal quarters (each such period, a “Reference Period”), (i) if at any time during such Reference Period the Company or any Subsidiary shall have made any Material Disposition, the EBITDA for such Reference Period shall be reduced by an amount equal to the EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the EBITDA (if negative) attributable thereto for such

Reference Period, and (ii) if during such Reference Period the Company or any Subsidiary shall have made a Material Acquisition, EBITDA for such Reference Period shall be calculated after giving effect thereto on a Pro Forma Basis as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) of property or series of related acquisitions of property that (a) constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the common stock or other equity interests of a Person, and (b) involves the payment of consideration by the Company and its Subsidiaries in excess of $200,000,000; and “Material Disposition” means any sale, transfer or disposition of property or series of related sales, transfers, or dispositions of property (other than transactions among the Company and its Subsidiaries) that yields gross proceeds to the Company or any of its Subsidiaries in excess of $200,000,000.”

(e) The definition of “Permitted Liens” appearing in Section 1.01 of the Credit
Agreement is hereby restated in its entirety as follows:

““Permitted Lien” means each of the following: (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section
5.02 hereof; (b) Liens imposed by law, such as landlords’, banks’ (and rights of set-off), warehousemen’s, materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that are not overdue for a period of more than 30 days; (c) pledges or deposits to secure obligations under workers’ compensation laws, laws related to unemployment insurance and other types of social security or similar legislation or Liens to secure public or statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations; (d) easements, rights of way, restrictions, encroachments, encumbrances and other defects or irregularities in title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (e) interest or title of a lessor, lessee, sublessor or sublessee under any lease or sublease permitted hereunder and any interest or title of a licensor, licensee, sublicensor or sublicensee under any license or sublicense permitted hereunder; (f) Liens solely on any cash earnest money deposits, escrow arrangements or similar arrangements made by the Company or any Subsidiary in connection with any letter of intent or purchase agreement permitted hereunder and Liens on trusts, cash or cash equivalents, or other funds in connection with defeasance, discharge or redemption of Debt, pending consummation of a strategic transaction or similar obligations; (g) purported Liens evidenced by the filing of precautionary Uniform Commercial Code financing statements (or any similar precautionary filings) relating solely to operating leases of personal property entered into in the ordinary course of business; (h) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with importation of goods; (i) any zoning or similar law or right reserved to or vested in any Governmental Authority to control or regulate the use of any real property; (j) Liens arising out of judgments, decrees, orders or awards that do not constitute an Event of Default under Section 7.01; and (k) Liens arising by reason of deposits necessary to obtain standby letters of credit in the ordinary course of business.”

(f) The definition of “Pro Forma Basis” appearing in Section 1.01 of the Credit

Agreement is hereby restated in its entirety as follows:

““Pro Forma Basis” means, on a basis in accordance with Section 1.04(b).”

(g)    Section 1.04 of the Credit Agreement is hereby restated in its entirety as follows:

“SECTION 1.04 Accounting Terms; GAAP; Pro Forma Calculations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature used herein shall be construed in accordance with generally accepted accounting principles in the United States of America as in effect from time to time (“GAAP”); provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of the Company or any Subsidiary at “fair value”, as defined therein, (ii) without giving effect to any treatment of Debt in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Debt in a reduced or bifurcated manner as described therein, and such Debt shall at all times be valued at the full stated principal amount thereof, and (iii) without giving effect to any change to GAAP occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease (or similar arrangement conveying the right to use) as a capital lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on the Effective Date.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition, disposition or issuance, incurrence or assumption of Debt, or other transaction shall in each case be calculated after giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder, to determine whether such acquisition, disposition or issuance, incurrence or assumption of Debt or other transaction is permitted to be consummated hereunder) immediately after giving effect to such acquisition, disposition or issuance, incurrence or assumption of Debt (and to any other such transaction consummated since the first day of the period for which such pro forma computation is being made and on or prior to the date of such computation) as if such transaction had occurred on the first day of the Reference Period most recently ended for which financial statements shall have been delivered pursuant to Section 5.09(a) or with the assets acquired or disposed of, any related incurrence or reduction of Debt and any related cost savings, operating expense reductions and synergies, all in accordance with (and, in the case of cost savings, operating expense reductions and synergies, to the extent permitted by) Article 11 of Regulation S-X under the Securities Act. If any Debt bears a floating rate of interest and is being given pro forma effect, the interest on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period for which such pro forma computation is being made (taking into account any Swap Agreement applicable to such Debt).”

(h) Section 2.20 of the Credit Agreement is hereby amended to delete the reference to “reasonably acceptable to the Administrative Agent” appearing after the reference to “Pro Forma Basis” appearing therein.

(i) Section 5.08 of the Credit Agreement is hereby restated in its entirety as follows:

“SECTION 5.08 Transactions with Affiliates. Conduct, and cause each of its Subsidiaries to conduct, all transactions otherwise permitted under this Agreement with any of their Affiliates on terms that are fair and reasonable and not materially less favorable to the Company or such Subsidiary than it would obtain in a comparable arm’s-length transaction with a Person not an Affiliate; provided, that the foregoing restriction shall not apply to (a) any transaction between or among the Company and its Subsidiaries; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of the Company and its Subsidiaries; (c) compensation arrangements (including severance arrangements to the extent approved by a majority of the disinterested members of the Company’s or the applicable Subsidiary’s board of directors (or similar governing body) or the applicable committee thereof) for present or former officers and other employees entered into in the ordinary course of business; (d) indemnities provided for the benefit of, directors, officers or employees of the Company and its Subsidiaries in the ordinary course of business; and (e) loans and advances to employees of the Company and its Subsidiaries permitted hereunder.”

(j)    Section 5.09 of the Credit Agreement is hereby amended to add a new sentence at the end thereof as follows:

“Documents required to be delivered pursuant to clauses (a), (b) and (d) of this Section 5.09 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which such documents are (i) filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System, (ii) posted or the Company provides a link thereto on www.dentsply.com or at another website identified in a notice from the Company and accessible by the Lenders without charge; or (iii) posted on the Company’s behalf on an Internet or intranet website, if any, to which the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that, other than with respect to documents required to be delivered pursuant to clause (d), the Company shall notify (which may be by telecopy or electronic mail) the Administrative Agent of the filing of any such documents.”

(k) Section 6.01 of the Credit Agreement is hereby restated in its entirety as follows:

“SECTION 6.01    Liens, Etc. Create or suffer to exist or permit any of its Subsidiaries to create or suffer to exist, any Lien on or with respect to any of its properties, whether now owned or hereafter acquired, other than:

(a)    Permitted Liens;

(b) Liens securing purchase money Debt or Debt with respect to Capital Leases incurred to finance the acquisition, repair, construction, improvement or lease of capital assets in an aggregate principal amount not to exceed $300,000,000 outstanding at any one time; provided that (i) such Liens shall be created within 365 days of the acquisition, repair, construction, improvement or lease, as applicable, of the related property and (ii) such Liens do not at any time encumber any property other than the property being financed or improved by such Debt;

(c)    the Liens existing on the Effective Date and described on
Schedule 6.01 hereto;

(d) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company or Liens assumed by the Company or a Subsidiary in connection with an acquisition of assets by the Company or such Subsidiary in an acquisition permitted hereunder; provided that such Liens were not created in contemplation of such merger, consolidation, acquisition or such Person becoming a Subsidiary and do not extend to any assets other than those of the Person so merged into or consolidated with the Company or which becomes a Subsidiary or is acquired by the Company or a Subsidiary;

(e) other Liens securing Debt of the Company or any Subsidiary and other obligations, provided that the sum (without duplication) of (i) the aggregate outstanding principal amount of Debt secured by all such Liens and other obligations subject to such Liens incurred pursuant to this clause (e) plus (ii) the aggregate outstanding principal amount of Debt incurred pursuant to Section 6.04(d) shall not exceed, at the time of incurrence of such other Liens, 15% of Consolidated Net Worth (determined as of the end of the then most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.09(a) or
5.09(b)); and

(f) any replacement, extension or renewal of any Lien permitted by clauses (b), (c) or (d) above provided that no additional property shall be encumbered by such Liens.”

(l)    Section 6.02 of the Credit Agreement is hereby restated in its entirety as follows:

“SECTION 6.02 Mergers, Etc. Merge or consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to, any Person, or permit any of its Subsidiaries to do so, except that (a) any Subsidiary of the Company may merge or consolidate with or into, or dispose of assets to, any other Subsidiary of the Company, (b) any Subsidiary of the Company may merge into or dispose of assets to the Company and (c) so long as no Default shall have occurred and be continuing at the time of such proposed transaction or would result therefrom, any Person (other than the Company or any of its Subsidiaries) may merge or consolidate with the Company or any of its Subsidiaries, provided that any such merger or consolidation involving (x) subject to the following subclause (y), a Borrower must result in such Borrower as the surviving entity and (y) the Company must result in the Company as the surviving entity.”

(m)	Section 6.04 of the Credit Agreement is hereby restated in its entirety as follows: “SECTION 6.04 Subsidiary Debt. Permit any of its Subsidiaries
to create or suffer to exist any Debt other than:

(a)    Debt owed to the Company or to a Subsidiary of the Company or
Debt under this Agreement or the Notes;

6.04;

(b)    Debt existing on the Effective Date and described on Schedule

(c) purchase money Debt or Debt with respect to Capital Leases incurred to finance the acquisition, repair, construction, improvement or lease of capital assets in an aggregate principal amount not to exceed $300,000,000 outstanding at any one time;

(d) additional Debt, provided that the sum (without duplication) of (i) the aggregate outstanding principal amount of Debt incurred pursuant to this clause (d) plus (ii) the aggregate outstanding principal amount of Debt secured by Liens and other obligations subject to such Liens incurred pursuant to Section 6.01(e) shall not exceed, at the time of incurrence of such additional Debt, 15% of Consolidated Net Worth (determined as of the end of the then most recently ended fiscal quarter of the Company for which financial statements have been delivered pursuant to Section 5.09(a) or
5.09(b));

(e) endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(f) Debt of a Person existing at the time such Person is merged into or consolidated with the Company or any Subsidiary of the Company or becomes a Subsidiary of the Company or Debt of any Person that is assumed by a Subsidiary in connection with an acquisition of assets by such Subsidiary in an acquisition permitted hereunder; provided that such Debt shall not have been incurred in contemplation of such merger, consolidation or acquisition or such Person becoming a Subsidiary of the Company;

(g) Debt with respect to Swap Agreements incurred in the ordinary course of business and not for speculative purposes;

(h) Debt under bid bonds, performance bonds, surety bonds, bonds to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation) and similar obligations, in each case, incurred by such Subsidiaries in the ordinary course of business, including guarantees or obligations with respect to letters of credit supporting such bid bonds, performance bonds, surety bonds and similar obligations;

(i) Debt deemed to exist in connection with agreements providing for indemnification, adjustment of purchase price, deferred purchase price, escrow arrangements, earn-outs or similar obligations, or from guaranties, surety bonds or performance bonds securing the performance of the Company or any of its Subsidiaries pursuant to such agreements, in connection with acquisitions or dispositions permitted hereunder; and

(j) Debt which serves to extend, replace, refund, renew, defease or refinance any Debt incurred under clause (b) or clause (f) of this Section 6.04 that does not increase the outstanding principal amount thereof (other than with respect to unpaid accrued interest and premiums (including tender premiums) thereon, any committed or undrawn amounts, defeasance costs, underwriting discounts, fees, commissions and expenses associated with such Debt).”

(n)	Section 6.06 of the Credit Agreement is hereby restated in its entirety as follows: “SECTION 6.06 Financial Covenants. The Company will:

(i) Leverage Ratio. As of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2015), maintain a ratio of Consolidated Debt of the Company and its Subsidiaries to the sum of Consolidated Debt of the Company and its Subsidiaries plus Consolidated Net Worth of not greater than
0.60 to 1.00.

(ii) Interest Coverage Ratio. As of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2015), maintain a ratio of EBITDA for the immediately preceding consecutive four fiscal quarter period then ended of the Company and its Subsidiaries to the sum of interest payable on, and amortization of debt discount in respect of, Debt during such period by the Company and its Subsidiaries of not less than 3.00 to 1.00.”

(o) Section 7.01(c) of the Credit Agreement is hereby amended to delete the references to “5.05,” and “, 5.09” appearing therein.

(p) Section 7.01(d) of the Credit Agreement is hereby amended to (i) delete the reference to “Subsidiaries” appearing therein and to replace such reference with “Material Subsidiaries”, (ii) delete the reference to “$75,000,000” appearing therein and to replace such reference with “$100,000,000” and (iii) delete the reference to “Subsidiary” appearing therein and to replace such reference with “Material Subsidiary”.

(q) Section 7.01(e) of the Credit Agreement is hereby amended to delete each reference to “Subsidiaries” appearing therein and to replace each such reference with “Material Subsidiaries”.

(r) Section 7.01(f) of the Credit Agreement is hereby amended to (i) delete the reference to “$75,000,000” appearing therein and to replace such reference with “$100,000,000”, (ii) delete each reference to “Subsidiary” appearing therein and to replace each such reference with “Material Subsidiary” and (iii) delete the reference to “30” appearing therein and to replace such reference with “60”.

(s)    Clause (i) of Section 7.01(g) of the Credit Agreement is hereby restated in its entirety as follows:

“(i) Any Person or two or more Persons acting in concert shall have acquired beneficial ownership (within the meaning of Rule 13d-3 of the SEC under the Securities Exchange Act of 1934, as amended), directly or indirectly, of Voting Stock of the Company representing 30% or more of the combined voting power of all Voting Stock of the Company; or”

(t)    Clause (ii) of Section 7.01(g) of the Credit Agreement is hereby restated in its entirety as follows:

“(ii) during any period of up to 24 consecutive months, commencing after the date of this Agreement, individuals who at the beginning of such 24-month period were directors of the Company shall cease for any reason (other than due to death or disability) to constitute a majority of the board of directors of the Company (except to the extent that individuals who at the beginning of such 24-month period were replaced by individuals (x) elected by a majority of the remaining members of the board of directors of the Company, (y) nominated for election by a majority of the remaining members of the board of directors of the Company and thereafter elected as directors by the shareholders of the Company or (z) whose election or nomination was approved by a majority of the remaining members of the board of directors of the Company); or”

(u)    Section 7.01(h) of the Credit Agreement is hereby amended to delete the reference to “75,000,000” appearing therein and to replace such reference with “$100,000,000”.

2. Conditions of Effectiveness. The effectiveness of this Amendment is subject to the conditions precedent that:

(a)    the Administrative Agent shall have received counterparts of this Amendment duly executed by each Borrower, the Required Lenders and the Administrative Agent; and

(b)    the Administrative Agent shall have received payment and/or reimbursement of the Administrative Agent’s and its affiliates’ fees and expenses (including, to the extent invoiced, reasonable fees and expenses of counsel for the Administrative Agent) in connection with this Amendment.

3. Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants to the Lenders and the Administrative Agent on the Amendment No. 2 Effective Date as follows:

(a) This Amendment and the Credit Agreement constitute the valid and legally binding obligations of such Borrower, enforceable in accordance with their respective terms, except as such enforceability may be limited by the effect of any applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

(b) As of the date hereof and after giving effect to the terms of this Amendment, (i) the representations and warranties of such Borrower set forth in the Credit Agreement are true and correct on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date) and (ii) no Default or Event of Default has occurred and is continuing.

4.    Reference to and Effect on the Credit Agreement.

(a) Upon the effectiveness hereof, each reference to the Credit Agreement in the Credit Agreement or any other Loan Document shall mean and be a reference to the Credit Agreement as amended hereby.

(b) Each Loan Document and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

(c) Except with respect to the subject matter hereof, the execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Administrative Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement, the Loan Documents or any other documents, instruments and agreements executed and/or delivered in connection therewith.

Agreement.

(d)    This Amendment is a “Loan Document” under (and as defined in) the Credit

5. Severability. Any provision of this Amendment held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

6. Governing Law. This Amendment shall be construed in accordance with and governed by the law of the State of New York.

7. Headings. Section headings used herein are for convenience of reference only, are not part of this Amendment and shall not affect the construction of, or be taken into consideration in interpreting, this Amendment.

8. Counterparts. This Amendment may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Amendment by telecopy, e-mailed.pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Amendment.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the da y and year first above written.

DENTSPLY INTERNATIONAL INC., as a
Borrower

By /s/ William E. Reardon
Name: William E. Reardon
Title: VP & Treasurer

By /s/ Andy M. Smith
Name: Andy M. Smith
Title: Ast. Treasurer

JPMORGAN CHASE BANK, N.A., individually as a Lender and as Administrative Agent

By /s/ Deborah R. Winkler
Name: Deborah R. Winkler
Title:     Vice President

CITIBANK, N.A., as a Lender
By    /s/ Marni McManus
Name: Marni McManus
Title: Vice President (Managing Director)

THE BANK OF TOKYO-MITSUBISHI UFJ,
LTD., as a Lender

By /s/ Brian McNany
Name: Brian McNany
Title: Director

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By /s/ Joe Ellerbroek
Name/Joe Ellerbroek
Title:     Vice President

COMMERZBANK AG, NEW YORK AND
GRAND CAYMAN BRANCHE, as a Lender

By /s/ Diane Pockaj
Name: Diane Pockaj
Title: Managing Director

By /s/ Anne Culver
Name: Anne Culver
Title: Assistant Vice President

MORGAN STANLEY BANK, N.A., as a
Lender

By /s/ Alice Lee
Name: Alice Lee
Title: Authorized Signatory

PNC BANK, NATIONAL ASSOCIATION, as a
Lender

By /s/ Domenic D’Ginto
Name: Domenic D’Ginto, CFA
Title: Senior Vice President

TD BANK, N.A., as a Lender

By /s/ Shreya Shah
Name: Shreya Shah     ·
Title: Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as a
Lender

By /s/ Joseph M. Schnorr
Name: Joseph M. Schnorr
Title: Senior Vice President

SKANDINAVISKA ENSKILDA BANKEN AB
(PUBL), as a Lender
By /s/ Penny Nevellie-Park
By /s/ Duncan Nash